Exhibit 99.2

INNOVATE CORP.

FORM OF LETTER TO STOCKHOLDERS WHO ARE RECORD HOLDERS

Subscription Rights to Purchase Shares of Common Stock

Offered Pursuant to Subscription Rights

Distributed to Stockholders

of INNOVATE Corp.

March 8, 2024

Dear Stockholder:

This notice is being distributed by INNOVATE Corp., a Delaware corporation (the “Company”), (i) to all holders of record (“Record Holders”) of shares of its Common Stock, par value $0.001 per share (the “Common Stock”) and shares of its Series A-3 Convertible Participating Preferred Stock, par value $0.001 per share (the “Series A-3 Preferred Stock”), and Series A-4 Convertible Participating Preferred Stock, par value $0.001 per share (the “Series A-4 Preferred Stock” and, together with the Series A-3 Preferred Stock, the “Preferred Stock”), and (ii) to holders (“Noteholders” and, together with the Record Holders, the “Rights Holders”) of the 7.5% Convertible Senior Notes due 2026 pursuant to that certain Indenture, dated as of February 1, 2021 between HC2 Holdings, Inc., (nka INNOVATE Corp.) and U.S. Bank National Association, as Trustee (the “2026 Convertible Notes”), that are entitled to participate in dividend distributions to holders of the Common Stock, as of 5:00 p.m., New York City time, on March 6, 2024 (the “Record Date”), in connection with a distribution in a rights offering (the “Rights Offering”) of transferable subscription rights (the “Rights”) to subscribe for and purchase shares of Common Stock. The Rights are described in the Company’s Base Prospectus, dated October 6, 2023 (the “Base Prospectus”), and the Prospectus Supplement, dated March 8, 2024 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”).

In the Rights Offering, the Company is offering up to an aggregate of $19.0 million of its Common Stock pursuant to the Prospectus. The Rights may be exercised at any time during the subscription period, which commences on March 8, 2024 and ends at 5:00 p.m., New York City time, on March 25, 2024, unless extended in the sole discretion of the Company (as it may be extended, the “Expiration Date”).

As described in the Prospectus, each Rights Holder is entitled to one Right for each share of Common Stock or each share of Preferred Stock, on an as-converted basis, owned by such Record Holder on the Record Date, evidenced by transferable Rights certificates (the “Rights Certificates”). Each Right allows the holder thereof to subscribe (the “Basic Subscription Privilege”) at the cash price of $0.70 per share (the “Subscription Price”) for 0.2858 shares of Common Stock.

Rights may only be exercised in aggregate for whole numbers of shares of Common Stock; no fractional Rights or cash in lieu thereof will be issued or paid. Instead, the number of Rights distributed will be rounded to the nearest whole number, with such adjustments as may be necessary to ensure that if all Rights are exercised, the gross proceeds to the Company from the Rights Offering will equal $19.0 million. Rights may only be exercised in aggregate for whole numbers of shares of the Common Stock; no fractional shares of the Common Stock will be issued in the Rights Offering. Any fractional shares of the Common Stock created by the exercise of the Rights will be rounded down to the nearest whole share. A minimum of four Rights will be required to purchase one share of Common Stock. Rights Holders who are entitled to receive less than four Rights on a pro rata basis will be distributed four Rights in the Rights Offering. Any excess subscription payments received by the Subscription Agent in respect of fractional shares will be returned promptly after the expiration of the Rights Offering, in the manner in which made, without interest or deduction.

In addition, Rights Holders that exercise their Basic Subscription Privilege also will be eligible to subscribe (the “Oversubscription Privilege”) at the same cash price of $0.70 per share up to that number of shares of Common Stock that are offered in the Rights Offering but are not purchased by the other Rights Holders under their Basic Subscription Privilege. If an insufficient number of shares is available to fully satisfy the

Oversubscription Privilege requests, the available shares will be sold pro rata, after eliminating all fractional shares, among Rights Holders who exercised their Oversubscription Privilege based on the number of shares each Rights Holder subscribed for under the Basic Subscription Privilege.

The Company may cancel or terminate the Rights Offering in its sole discretion at any time on or before the expiration of the Rights Offering for any reason (including, without limitation, a change in the market price of the Common Stock). The Company also reserves the right to amend the terms of the Rights Offering.

The shares of Common Stock to be issued upon exercise of the Rights, like the Company’s existing shares of Common Stock, will be listed for trading on the New York Stock Exchange (the “NYSE”) under the symbol “VATE.” Although the Rights will be transferable, the Company does not intend to list the Rights on the NYSE or any other national securities exchange. The absence of a trading market or liquidity for the Rights may adversely affect their value.

Enclosed are copies of the following documents:

1.	Prospectus;

2.	Rights Certificate;

3.	Instructions as to Use of INNOVATE Corp. Rights Certificates; and

If you desire to exercise Rights, your prompt action is requested. To exercise Rights, you should properly complete and sign the Rights Certificate and forward it, with payment of the Subscription Price in full for each share of Common Stock subscribed for pursuant to the Basic Subscription Privilege and Oversubscription Privilege, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Rights Certificate with payment of the Subscription Price, including final clearance of any checks, prior to 5:00 p.m., New York City time, on the Expiration Date. All payments of the Subscription Price must be made in United States dollars for the full number of shares of Common Stock you are subscribing for by wire transfer of immediately available funds or personal check drawn upon a United States bank payable to Computershare Trust Company, N.A., as Subscription Agent. Failure to return the properly completed Rights Certificate with the correct payment will result in your not being able to exercise the rights held in your name on behalf of yourself or other beneficial owners. A Rights Holder cannot revoke the exercise of its Rights. Rights not exercised prior to the Expiration Date will expire without value.

Additional copies of the enclosed materials may be obtained from Okapi Partners LLC, the Information Agent. The Information Agent’s toll free telephone number is (855) 208-8902 and email address is info@okapipartners.com.

Very truly yours,

INNOVATE Corp.

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